EXHIBIT 99.2

CONTACT:

Jill Smith

Senior Director, Corporate Communications

240.449.1250

jsmith@panacos.com

Panacos Announces Discovery of Bevirimat Patient Response Predictors

Completed Phase 2b Dose Escalation Study Determines Optimal Dose Range

Watertown, MA (March 4, 2008) – Panacos Pharmaceuticals, Inc. (NASDAQ: PANC), a biotechnology company dedicated to developing the next generation of antiviral therapeutic products, today announced that it has discovered factors that predict response to bevirimat, its lead HIV maturation inhibitor. In addition, it has completed a Phase 2b study (Study 203) of five treatment-experienced patient cohorts with doses ranging up to 400 mg daily and provided preliminary analysis of the combined study results. Patients who had the predictors of response and effective bevirimat target blood levels had a mean viral load reduction of 1.26 log10. The active dose range and plasma concentrations required for optimal response to bevirimat have been determined and are achievable using existing solid or liquid formulations. Clinically, bevirimat’s adverse event profile was indistinguishable from placebo across all doses in the study.

“In a very short period of time we have made a number of significant discoveries with regard to bevirimat,” said Dr. Alan W. Dunton, Panacos’ President and CEO. “We can specifically target the patients who will respond well to bevirimat in advance. In that population, we have seen a dramatic treatment response: a greater mean viral load reduction than in any other HIV drug with a published functional monotherapy study. The favorable safety profile of bevirimat also suggests its potential utility in earlier treatment lines.”

The predictors of response to bevirimat were found to be specific changes to less than 1% of the amino acids on the approximately 500 position HIV Gag protein, the target for bevirimat. Patients whose virus lacks these changes were much more likely to respond to bevirimat. These specific changes in Gag, known as

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polymorphisms, are easily determined by a simple addition to the rapid, inexpensive genotype tests already being routinely performed by practicing HIV physicians throughout the course of a patient’s treatment. In general, HIV patients may have an increasing number of polymorphic viruses as their disease progresses. Analysis of a Panacos database of more than 100 HIV patients, most with advanced disease and heavy treatment experience, indicates that more than 50% of these patients would be suitable for bevirimat treatment. A preliminary analysis of a large academic North American patient database suggests that the proportion of treatment-naïve patients who would respond to bevirimat may be much higher. Additional large patient databases are being utilized to generate even more accurate assessments of the prevalence of these specific Gag polymorphisms.

The mean viral load reduction across all 44 patients given bevirimat—regardless of their blood level—was 0.60 log10. In the group of patients that lacked Gag polymorphisms and had effective bevirimat target blood levels, more than 90% responded to bevirimat with a mean viral load reduction of 1.26 log10.

Analysis of the pharmacokinetic data from this study and other bevirimat clinical studies has revealed the bevirimat target blood levels, or threshold, above which patients are likely to respond if they lack the key Gag polymorphisms. This threshold concentration was achieved in all patients in the 203 study at liquid doses from 250 mg to 400 mg.

Table: Study 203 Week 2 viral load reduction (VLR) data in all patients receiving bevirimat and in all patients receiving bevirimat > target blood level and without specific Gag changes

				Responders*
	N		Mean VLR (log10 copies/mL)	Responders > 0.5 log10		Responders > 1.0 log10
				N (%)	VLR	N (%)	VLR
All Study 203 Patients	44	**	0.60	20 (45%)	1.26	15 (34%)	1.42

All Study 203 Patients > Target Blood Level & Without Gag Changes	13		1.26	12 (92%)	1.36	10 (77%)	1.46

*	Responders defined as those patients with VL reduction > 0.5 log10

**	46 patients received bevirimat; 2 excluded from the efficacy analysis due to pharmacy dosing error

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Study 203 was a 14-day functional monotherapy trial in treatment-experienced patients conducted at multiple sites in the US. Five doses were tested: 250, 300, 350, and 400mg of bevirimat liquid and 400mg of bevirimat tablets. Fifty-nine patients were studied, with 46 patients receiving bevirimat and 13 receiving placebo. Forty-four patients were included in the efficacy evaluation, with two excluded due to a pharmacy dosing error. All treatment-related adverse events observed were of mild intensity and of similar type and frequency to placebo. There were no adverse event-related discontinuations and no adverse events required clinical intervention.

About Panacos

Panacos is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. Approximately 1 million people in the United States and approximately 33 million people worldwide are living with HIV. Approximately 475,000 patients are treated annually for HIV in the United States. Resistance to currently available drugs is one of the most pressing problems in HIV therapy and the leading cause of treatment failure. Panacos’ proprietary discovery technologies are designed to combat resistance by focusing on novel targets in the virus life cycle, including virus maturation and virus fusion.

Panacos’ lead candidate, bevirimat (PA-457), is the first in a new class of oral HIV therapeutics under development called maturation inhibitors, discovered by Panacos scientists and their academic collaborators. Based on its novel mechanism of action, bevirimat is designed to have potent activity against a broad range of HIV strains, including those that are resistant to existing classes of drugs. The Company has completed 11 clinical studies of bevirimat in over 485 patients and healthy volunteers, showing significant reductions in viral load in HIV-infected patients and a

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promising safety profile, and is currently in Phase 2b clinical trials. The Company also has a second-generation program in HIV maturation inhibition and has selected a lead compound for preclinical development in its oral HIV fusion inhibitor program.

Except for the historical information contained herein, statements made herein, including those relating to bevirimat’s clinical development, the potential results of treatment with bevirimat and future clinical trials and clinical practice are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks as set forth in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein. The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

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